Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John E. Ahern
President, Chief Executive Officer, and
Chairman of the Board
NMT Medical, Inc.
(617) 737-0930
jea@nmtmedical.com

NMT Medical Appoints James J. Mahoney, Jr., to Board of Directors

Mahoney Fills Vacancy Created by Recent Board Resignation

BOSTON, Mass., October 19 2007 – NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced the addition of James J. Mahoney, Jr., 64, to its Board of Directors. Mr. Mahoney will fill the vacancy left by Harry A. Schult, who recently announced his resignation.

Commenting on Mr. Mahoney’s election as a director, John E. Ahern, President, Chief Executive Officer and Chairman of the Board of Directors of NMT, said, “Jim brings a breadth of financial, business and board experience, which will strengthen our Board at a time when the Company is engaged in several groundbreaking initiatives. We are pleased to welcome Jim to the Board of Directors of NMT Medical and look forward to his valuable insight. We would also like to recognize Harry Schult for his commitment to NMT and his important contributions to our Board during the past five years.”

Mr. Mahoney currently serves as President of the Mahoney Group, a private financial consulting firm, which he founded in 2004. Prior to founding the Mahoney Group, he co-founded the venture capital and equity investment firm HLM Management Company, where he spent 20 years working with portfolio companies in technology, health care services, medical technology and business services. Mr. Mahoney’s vast experience includes serving as general partner for Cowen & Company and as a securities analyst at Keystone Custodian Funds. Mr. Mahoney began his career in finance at Touche Ross & Company. Mr. Mahoney currently serves as the Lead Director of Aspect Medical Systems, Chairman of the Board of Polymedica Corporation, a board member for several privately held companies and as an advisor to six investment firms and endowment funds. Mr. Mahoney also serves as a trustee of Blessed John XXIII National Seminary.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT Medical is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as migraine headaches, embolic stroke and transient ischemic attacks (TIAs). A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 25,000 PFOs have been treated globally with NMT’s minimally invasive, catheter-based implant technology.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.